EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of PDF Solutions, Inc. and management’s report on the effectiveness of internal control over financial reporting dated March 16, 2006, appearing in the Annual Report on Form 10-K of PDF Solutions, Inc. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
April 17, 2006